Exhibit 10.2

Guaranty

This Guaranty (“Guaranty”) is dated as of July 28, 2010.  For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of May 28, 2010, as amended June 24, 2010 (the “Merger Agreement”), by and among VaxGen, Inc., a Delaware corporation (“Guarantor”), Violet Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Guarantor, Violet Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Guarantor, diaDexus, Inc., a Delaware corporation (“Company”), and John E. Hamer, as representative of the Company’s stockholders, effective and contingent upon the Effective Time of Merger II (as defined in the Merger Agreement), Guarantor hereby agrees as follows:

1.           Guarantor absolutely, unconditionally and irrevocably guarantees the prompt and complete payment when due of the monetary compensation set forth in Section 4 of that certain Amended and Restated Employment Agreement, effective as of May 1, 2008 (the “Employment Agreement”), by and between Patrick Plewman (“Executive”) and the Company. The liability of Guarantor under the Employment Agreement shall relate only to the obligations of the Company to pay (i) Base Salary (as defined in the Employment Agreement), (ii) bonuses and (iii) the cash severance described in Section 4(d)(i)(i) of the Employment Agreement.

2.           The maximum amount of this Guaranty shall be limited to the sum of (i) the remaining amounts payable under the Employment Agreement with respect to the payments of Base Salary, (ii) bonuses, each as accruing following the Effective Time of Merger II, and (iii) the severance payments described in Section 4(d)(i)(i) of the Employment Agreement.

3.           By entering into this Guaranty, Guarantor is not establishing any employment relationship with Executive, and at all times, Executive will remain an employee of the Company or any assignee or successor of the Company.

4.           The liability of Guarantor under the Employment Agreement is primary. Guarantor waives and agrees, to the fullest extent permitted by law, not to assert or take advantage of any right to require the Executive to proceed against the Company or any other person or to pursue any other remedy before proceeding against Guarantor.

5.           This Guaranty will continue unchanged by the occurrence of any bankruptcy-related event with respect to the Company or any assignee or successor of the Company or by any disaffirmance or abandonment of this Guaranty by a trustee of the Company. Neither Guarantor’s obligation to make payment or render performance in accordance with the terms of this Guaranty nor any remedy for the enforcement hereof shall be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release, rejection, termination, or limitation of the liability of the Company or their estates in bankruptcy or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the U.S. Bankruptcy Act or other statute, or from the decision of any court or agency.

6.           The liability of Guarantor and all rights, powers and remedies of the Executive hereunder and the liability and obligations of the Company and all rights, powers and remedies of the Executive under the Employment Agreement and under this Guaranty shall be in addition to all rights, powers and remedies given to the Executive by law.

7.           This Guaranty applies to, inures to the benefit of and binds all parties hereto, their heirs, devisees, legatees, executors, administrators, representatives, successors and assigns.

8.           No provision of this Guaranty or right of the Executive hereunder may be waived nor may any Guarantor be released from any obligation hereunder except by a writing duly executed by the Executive. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall nevertheless be effective. The waiver or failure by the Executive to enforce any provision of this Guaranty shall not operate as a waiver of any other breach of such provision or any other provisions hereof. Guarantor agrees that all questions with respect to this Guaranty shall be governed by and decided in accordance with the laws of the State of California.

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In Witness Whereof, the Guarantor has duly caused this Guaranty to be executed as of the date first written above.

Guarantor:

VaxGen, Inc.,
a Delaware corporation

By:	/s/ James P. Panek
James P. Panek
President